Exhibit 99.2

Navidea Provides Lymphoseek® NDA Update Statement

October 10, 2012

On September 24, 2012, Navidea issued a statement that, as part of its continuing effort to secure regulatory NDA approval for Lymphoseek® (technetium Tc 99m tilmanocept) Injection, a Type A meeting with the FDA had been scheduled to advance the Company's planned response to the Agency regarding deficiencies in current Good Manufacturing Practice (cGMP) identified during inspections at third-party manufacturing facilities.

The Company has now successfully completed the Type A meeting with the FDA and has received clarifying guidance from the Agency in regard to the cGMP issues noted in the FDA's Complete Response Letter (CRL) received on September 10, 2012 and the requirements for the Company’s response to the CRL for the Lymphoseek NDA.

The meeting confirmed that the scope of the Navidea resubmission will be focused on the previously noted cGMP manufacturing deficiencies observed at third-party manufacturing facilities. The meeting further affirmed the requirements that the Company must address in its resubmission.

The Company continues to believe this process will not entail a re-review of the full NDA. The Company also believes that a majority of the requirements needed from the third-party manufacturing facilities to address the noted deficiencies have already been completed.

Navidea anticipates providing further information regarding the timing for resubmission and related matters by early November. Gaining approval for Lymphoseek continues to be the priority of the Company as we continue to develop our pipeline and advance Navidea's position as a leading precision diagnostics company.

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